Exhibit 99.1

Lincoln Centre Tower I 5400 Lyndon B. Johnson Freeway, Suite 1300 Dallas, Texas 75240 T 214.238.5700 F 214.238.5701

Capital Southwest Announces Federal Tax Treatment of 2021 Dividends

Dallas, Texas - February 2, 2022 - Capital Southwest Corporation (“Capital Southwest” or the “Company”) (Nasdaq: CSWC), an internally managed business development company focused on providing flexible financing solutions to support the acquisition and growth of middle market businesses, announced today the tax treatment of its 2021 dividends.
Federal Tax Treatment of 2021 Dividends
Capital Southwest paid dividends totaling $2.56 per share that are attributable to the tax year ended December 31, 2021, with 100.00% of those dividends comprised of ordinary income. The Company has posted information regarding the U.S. federal income tax characteristics of its dividends that are attributable to 2021 on its website (http://www.capitalsouthwest.com/tax-information).
The amounts shown in the table below represent the final classification of the Company’s 2021 dividends. This information supersedes any estimated information you may have received during the year. Calendar-year 2021 dividends are classified as follows:
(i) Form 1099-DIV Box 1a includes the combined amounts of the columns "Ordinary Dividend Per Share" and "Qualified Dividends Per Share," contained within table above.
(ii) The portion of the dividend reported in Box 1a treated as Qualified Dividend is reported on Form 1099-DIV in Box 1b.
(iii) Net Capital Gain Dividend is reported on Form 1099-DIV in Box 2a.
(iv) The Company designates the above percentages of each of the total dividends by payment date as Interest-Related Dividend and Short-Term Capital Gain Dividend in accordance with Sections 871(k) and 881(e) under the Internal Revenue Code (the "Code").
(v) The percentages designate the portion of Capital Southwest's dividends received by Non-U.S. Residents and Foreign Corporation Shareholders that constitute Interest-Related Dividends, Short-Term Capital Gains Dividends, and Net Capital Gain Dividends to total amount of the dividends derived which generally are exempt from United States withholding tax for these periods for Non-U.S. Residents and Foreign Corporation Shareholders.

Non-U.S. residents and foreign corporation shareholders ("Non-U.S. Shareholders") in a regulated investment company ("RIC"), such as Capital Southwest, are exempt from U.S. withholding tax on both "interest-related" dividends and short-term capital gains in accordance with Sections 871(k) and 881(e) of the Code. In addition, Non-U.S. Shareholders in a RIC are also exempt from U.S. withholding tax on long-term capital gains. Approximately 87.40% of Capital Southwest’s 2021 dividends relate to interest and short-term capital gains.  See the "Tax Treatment of 2021 Dividends for Non-U.S. Shareholders" posted on the Company's website for more details (http://www.capitalsouthwest.com/tax-information).

Dividends distributed to Non-U.S. Shareholders may have been withheld to pay U.S. federal income tax.  Non-U.S. Shareholders should contact their tax advisor with any questions regarding this information, and its application to any claim for refund of taxes paid to the U.S. Internal Revenue Service.
About Capital Southwest
Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based, internally managed business development company with approximately $877 million in investments at fair value as of December 31, 2021. Capital Southwest is a middle market lending firm focused on supporting the acquisition and growth of middle market businesses with $5 million to $30 million investments across the capital structure, including first lien, second lien and non-control equity co-investments. As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.
Forward-Looking Statements
This press release contains historical information and forward-looking statements with respect to the business and investments of Capital Southwest. Forward-looking statements are statements that are not historical statements and can often be identified by words such as "will," "believe," "expect" and similar expressions and variations or negatives of these words. These statements are based on management's current expectations, assumptions and beliefs. They are not guarantees of future results and are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. These risks include risks related to: our ability to continue to qualify and maintain our qualification as a RIC, including the impact of changes in laws and regulations, including tax reform; changes in the markets in which Capital Southwest invests; changes in the financial, capital, and lending markets; regulatory changes; general economic and business conditions; our ability to operate our wholly owned subsidiary, SBIC I, as an SBIC; and uncertainties associated with the continued impact from the COVID-19 pandemic, including its impact on the global and U.S. capital markets and the global and U.S. economy, the length and duration of the COVID-19 outbreak in the United States as well as worldwide and the magnitude of the economic impact of that outbreak; the effect of the COVID-19 pandemic on our business prospects and the operational and financial performance of our portfolio companies, including our ability and their ability to achieve their respective objectives, and the effects of the disruptions caused by the COVID-19 pandemic on our ability to continue to effectively manage our business.
Readers should not place undue reliance on any forward-looking statements and are encouraged to review Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2021 and subsequent filings, including the "Risk Factors" sections therein, with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, Capital Southwest does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Investor Relations Contact:

Michael S. Sarner, Chief Financial Officer
214-884-3829